Exhibit 99.1

EQT Announces Redemption of Outstanding 1.75% Convertible Senior Notes due 2026

PITTSBURGH, January 2, 2024 -- EQT Corporation (NYSE: EQT) (“EQT”) today announced that it will redeem all of its outstanding 1.75% Convertible Senior Notes due 2026 (the “Notes”) (CUSIP No. 26884L AK5 and ISIN No. US26884L AK52) (the “Redemption”) on January 17, 2024 (the “Redemption Date”).

The aggregate principal amount of the Notes is $290,177,000 as of December 29, 2023. Any Notes outstanding on the Redemption Date will be redeemed in cash for 100% of the principal amount (or $1,000 per $1,000 in principal amount), plus accrued and unpaid interest on such Notes to, but excluding, the Redemption Date (the “Redemption Price”). Unless EQT defaults in making the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date.

To receive payment of the Redemption Price, any certificated Notes must be surrendered to The Bank of New York Mellon, as the paying agent and the conversion agent, at the address set forth below. Notes held through The Depository Trust Company (“DTC”) should be presented and surrendered for redemption in accordance with DTC’s policies and procedures therefor.

The Bank of New York Mellon

c/o The Bank of New York Mellon Trust Company, N.A.

2001 Bryan Street, 10th Floor

Dallas, Texas 75201

Attention: Transfers/Redemption/Payments

The Redemption is being made pursuant to Section 16.01 of the indenture governing the Notes (the “Indenture”), which provides that, subject to the terms of Article 16 of the Indenture, on or after May 5, 2023 and prior to February 1, 2026, EQT has the right, at its election, to redeem all, or any portion in a minimum principal amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, of the Notes, for cash equal to the Redemption Price, if the last reported sale price per share of EQT common stock on the New York Stock Exchange has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date of the notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date of the notice of redemption.

In lieu of surrendering their Notes for redemption, holders of the Notes may elect to convert their Notes at any time before 5:00 p.m., New York City time, on January 12, 2024, which is the second trading day immediately before the Redemption Date (or, if EQT fails to pay the Redemption Price due on the Redemption Date in full, at any time until such time as EQT pays such Redemption Price in full) (such date, the “Conversion Deadline”).

The current conversion rate is 69.0364 shares of EQT common stock per $1,000 principal amount of Notes (equivalent to a conversion price per share of approximately $14.49). This conversion rate reflects an increase of 0.1452 additional shares per $1,000 principal amount of Notes above the otherwise applicable conversion rate of 68.8912 shares per $1,000 principal amount of Notes, which increase applies because the Notes have been called for redemption. This conversion rate will remain subject to adjustment in accordance with the Indenture from time to time for certain events. EQT will settle any conversions solely in shares of EQT common stock, except that any fractional shares that would otherwise be deliverable will be paid out in cash.

Holders who wish to convert their Notes must comply with the procedures set forth in the Indenture, including surrendering their Notes for conversion to The Bank of New York Mellon, as the conversion agent of the Notes (the “Conversion Agent”), completing and signing an irrevocable notice as set forth in the Form of Notice of Conversion attached to the Note and delivering such notice to the Conversion Agent, furnishing appropriate endorsements and transfer documents if required by the Conversion Agent, and paying any documentary, stamp or similar issue or transfer tax that is payable in respect of any transfer involving the issue or delivery of EQT common stock in the name of a person other than the holder of the Notes to be converted, in each case, on or before the Conversion Deadline. Notes held through DTC should be presented and surrendered for conversion in accordance with DTC’s policies and procedures therefor.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Redemption of the Notes is being made only pursuant to the Notice of Redemption, dated January 2, 2024, relating to the Notes, which is being distributed to all registered holders of the Notes on January 2, 2024.

Investor Contact:

Cameron Horwitz

Managing Director, Investor Relations & Strategy

412.395.2555

cameron.horwitz@eqt.com

About EQT Corporation

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

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